UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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phoenix technologies ltd.
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This filing by Phoenix Technologies Ltd. (the “Company”) includes the following documents:
•	Press release issued by the Company on January 25, 2007

•	Letter mailed to stockholders of the Company on or about January 25, 2006 (the “10-K Cover”) along with the Company’s Form 10-K for the fiscal year ended September 30, 2006 and its definitive proxy statement for its 2007 annual meeting

•	Cover letter mailed to certain stockholders of the Company on or about January 25, 2006 along with the Company’s Form 10-K for the fiscal year ended September 30, 2006 and its definitive proxy statement for its 2007 annual meeting

•	Transcript of the Company’s earnings webcast held on January 25, 2007
Press Release:

news release

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
Richard Arnold	Erica Mannion, Investor Relations
Executive Vice President	212-766-1800
Strategy and Corporate Development	investor_relations@phoenix.com
Chief Financial Officer
408-570-1256
investor_relations@phoenix.com
Phoenix Technologies Ltd. Reports Results for Q1 2007
Revenue Up 17% Over Prior Quarter, Operating Expense Down 27%
MILPITAS, CA: January 25, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC) today reported its fiscal 2007 first quarter financial results.
Net revenues for the three months ended December 31, 2006 were $9.7 million, consisting of $7.9 million of license revenue and $1.8 million of service revenue. These results compare to net revenues of $8.3 million reported in the fourth quarter of fiscal 2006 and $18.6 million in the same period one year ago.
The company also reported gross margins of $7.2 million, an increase of 36% over the quarter ended September 30, 2006, and operating expenses of $15.1 million, a reduction of 27%.
In accordance with the Company’s September 2006 decision that it would no longer license products on a fully paid-up basis, no paid-up license revenue was reported in the first quarter of fiscal 2007. This compares to $1.3 million (15% of net revenues) in the fourth quarter of fiscal year 2006 and $11.8 million (63% of net revenues) in the previous year’s first quarter.
On a GAAP basis, the net loss in the first quarter of fiscal 2007 was ($8.0) million, or ($0.31) per share, compared to a net loss of ($14.3) million, or ($0.57) per share, for the

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fourth quarter of fiscal 2006 and net loss of ($7.9) million, or ($0.32) per share, for the first quarter of fiscal 2006.
On a non-GAAP basis, in the first quarter of fiscal 2007, Phoenix reported a net loss of ($4.7) million, or ($0.18) per share, an improvement of $6.0 million or $0.24 per share from the net loss of ($10.7) million, or ($0.42) per share that the company had reported for the fourth quarter of fiscal 2006. Total non-GAAP adjustments in the first quarter of fiscal year 2007 were $3.3 million compared to $3.6 million of non-GAAP adjustments in the fourth quarter of fiscal year 2006. These adjustments include non-cash stock compensation expense as required according to Statement of Financial Accounting Standards (SFAS 123R), restructuring costs including severance and other related costs as well as costs associated with several closed facilities. These non-GAAP adjustments are more fully described in the attached reconciliation between net loss on a GAAP basis and non-GAAP net loss provided in the accompanying financial statements.
“While the new team has only been in place at Phoenix for four months we have achieved all of the short term goals established at the beginning of the financial year that we described to investors on our November conference call,” said Woody Hobbs, president and chief executive officer. “We achieved a 13% increase in our license revenue compared to the September quarter despite the elimination of fully paid-up licenses. Our service revenues increased by 34% from the September quarter and were up almost 250% from the same quarter a year earlier. These accomplishments reflect the success of our sales and pricing initiatives, and give us confidence that we now have greater certainty of our future revenue as well.”
“We successfully completed the restructuring we announced in November, and we met our target of lowering our headcount to 334 employees as of January 1, 2007. We therefore are now confident that we will achieve our announced objective of having our total above the line expenses including cost of goods fall below $15 million for the second fiscal quarter. We believe our shareholders will be pleased to hear that we feel we are completely on track with our turnaround plan for Phoenix, and that we are more confident than ever about all the beliefs regarding the company’s potential that we expressed on the last quarterly conference call,” concluded Hobbs.

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Phoenix Technologies’ cash and short-term investments, as of December 31, 2006, were $50.6 million compared to $60.3 million at September 30, 2006.
Conference Call
The Company will conduct its regularly scheduled financial announcement conference call on Thursday, January 25, 2007 at 5:30 a.m. PST. Investors are invited to listen to a live audio web cast of the quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. Alternatively investors can listen to the conference call via telephone at 800-289-0546 (U.S/Canada) or 913-981-5534 (international). An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Tuesday, January 30, 2007, at 8:59 p.m. PST. The audio replay can be accessed by dialing 888-203-1112 (U.S./Canada) or 719-457-0820 (international) and entering conference call ID 9528841.
About Phoenix
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1983, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.
Phoenix, Phoenix Technologies, the Phoenix Technologies logo, and Recover Pro are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

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This press release contains a non-GAAP calculation of operating expenses, net loss and net loss per share, which excludes stock-based compensation expense, restructuring charges, as well as other items. The Company’s management believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance that is indicative of the Company’s core operating results and facilitates comparisons of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. A reconciliation between operating expenses, net loss and net loss per share on a GAAP basis and non-GAAP operating expenses, net loss and net loss per share is provided in the accompanying financial statements.
Availability of Definitive Proxy Statement:
In connection with its 2007 annual meeting of stockholders, Phoenix Technologies Ltd. filed a notice of annual meeting and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on January 25, 2007. The notice of annual meeting and the definitive proxy statement will be mailed to stockholders on or about January 25, 2007. Investors and stockholders can obtain free copies of the definitive proxy statement, the notice of annual meeting, and other documents when they become available, by contacting investor relations at investor_relations@phoenix.com, or by mail to Phoenix Corporation Investor Relations, c/o Sapphire Investor Relations LLC, 150 Broadway, Suite 808, New York, NY 10038, or by telephone at 1-212-766-1800. In addition, documents filed with the SEC by Phoenix Technologies Ltd. are available free of charge at the SEC’s website at www.sec.gov.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 14, 2006.

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PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	September 30,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	25,126	34,743
Marketable Securities	25,485	25,588
Accounts receivable, net of allowances	5,924	8,434
Prepaid royalties and maintenance	68	111
Other current assets	4,038	4,052

Total current assets	60,641	72,928

Property and equipment, net	3,714	4,247
Purchased Technology and Intangible assets, net	1,167	1,458
Goodwill	14,433	14,433
Other assets	2,017	2,094

Total assets	$81,972	$95,160

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,471	$3,072
Accrued compensation and related liabilities	3,151	3,844
Deferred revenue	5,152	7,584
Income taxes payable	9,114	9,041
Accrued restructuring charges — current	2,448	3,287
Other accrued liabilities	2,522	3,605

Total current liabilities	23,858	30,433

Accrued restructuring charges — noncurrent	941	1,166
Other liabilities	3,324	3,385

Total liabilities	28,123	34,984

Stockholders’ equity:
Preferred stock	—	—
Common stock	35	34
Additional paid-in capital	193,234	191,519
Retained earnings	(46,911)	(38,899)
Accumulated other comprehensive loss	(831)	(800)
Less: Cost of treasury stock	(91,678)	(91,678)

Total stockholders’ equity	53,849	60,176

Total liabilities and stockholders’ equity	$81,972	$95,160

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months ended December 31,
	2006	2005
Revenues:
License fees	$7,924	$18,072
Services fees	1,800	517

Total revenues	9,724	18,589

Cost of revenues:
License fees	265	1,321
Services fees	1,997	2,457
Amortization of purchased technology	292	838

Total cost of revenues	2,554	4,616

Gross Margin	7,170	13,973

Operating expenses:
Research and development	4,546	5,832
Sales and marketing	4,140	9,624
General and administrative	4,228	5,494
Amortization of acquired intangible assets	—	18
Restructuring	2,211	—

Total operating expenses	15,125	20,968

Income (loss) from operations	(7,955)	(6,995)

Interest and other income, net	573	555

Income (loss) before income taxes	(7,382)	(6,440)

Income tax expense	629	1,483

Net income (loss)	$(8,011)	$(7,923)

Earnings (loss) per share:
Basic	$(0.31)	$(0.32)
Diluted	$(0.31)	$(0.32)
Shares used in Earnings (loss) per share calculation:
Basic	25,474	25,014
Diluted	25,474	25,014

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,

	2006	2005
Cash flows from operating activities:
Net income (loss)	$(8,011)	$(7,923)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation and amortization	884	1,539
Stock-based compensation	1,151	1,405
Loss from disposal of fixed assets	28	(2)
Deferred income tax	—	—
Change in operating assets and liabilities:
Accounts receivable	2,492	(3,564)
Prepaid royalties and maintenance	43	569
Other assets	90	850
Accounts payable	(1,614)	(156)
Accrued compensation and related liabilities	(801)	(28)
Deferred Revenue	(2,449)	5,637
Income taxes	72	731
Accrued Restructuring charges	(1,070)	(71)
Other accrued	(1,049)	(539)

Net cash provided by (used in) operating activities	(10,234)	(1,552)

Cash flows from investing activities:
Proceeds from sales and maturities of marketable securities	48,128	88,512
Purchases of marketable securities	(48,025)	(77,100)
Proceeds from the sale of fixed assets	—	—
Purchases of property and equipment	(87)	(738)
Payments in connection with prior business acquisition	—	—

Net cash provided by (used in) investing activities	16	10,674

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	565	1,026
Repurchase of common stock	—	(993)

Net cash provided by financing activities	565	33

Effect of changes in exchange rates	36	(44)

Net increase (decrease) in cash and cash equivalents	(9,617)	9,111
Cash and cash equivalents at beginning of period	34,743	27,805

Cash and cash equivalents at end of period	$25,126	$36,916

See notes to unaudited condensed consolidated financial statements
*	Reclassification of investment was done as of June 2006 (Q306) — $9.1M to beginning cash (row 43)

PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND
NET INCOME PER SHARE
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2006	2005

GAAP net income (loss)	$(8,011)	$(7,923)

(1) Equity-based compensation expense under SFAS 123R (see note below)	1,135	1,405

(2) Restructuring	2,211	—

Non-GAAP net income (loss)	$(4,665)	$(6,518)

Non-GAAP Earnings (loss) per share:
Basic	$(0.18)	$(0.26)
Diluted	$(0.18)	$(0.26)
Shares used in Earnings (loss) per share calculation:
Basic	25,474	25,014
Diluted	25,474	25,014
These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation and restructuring provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge. Restructuring costs are excluded from non-GAAP financial results since these are infrequent and non-recurring and therefore may not be considered directly related to our on-going business operations. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123R beginning October 1, 2005. For the three months ending December 31, 2006, non-cash equity-based compensation was $1.1 million, allocated as follows: $0.3 million to research and development, $0.3 million to sales and marketing and $0.5 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123R are reflected in net income.

(2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expense, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to formal restructuring plans approved by the Board of Directors in June 2006, in September 2006, and November 2006. For the three months ending December 31, 2006, severance and benefits totaled $1.9 million and cost related to exiting and terminating two facility lease totaled $0.4 million. In addition, the Company decreased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to a revised projection of the liability over the remaining term of the lease. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance. Net income for the three months ended December 31, 2005 did not include restructuring expenses.

PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND
NET INCOME PER SHARE
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006	2005

GAAP net income (loss)	$(8,011)	$(7,923)	$(14,321)	$(5,693)

(1) Equity-based compensation expense under SFAS 123R (see note below)	1,135	1,405	938	—

(2) Restructuring	2,211	—	2,731	—

Non-GAAP net income (loss)	$(4,665)	$(6,518)	$(10,652)	$(5,693)

Non-GAAP Earnings (loss) per share:
Basic	$(0.18)	$(0.26)	$(0.42)	$(0.23)
Diluted	$(0.18)	$(0.26)	$(0.42)	$(0.23)
Shares used in Earnings (loss) per share calculation:
Basic	25,474	25,014	25,323	24,893
Diluted	25,474	25,014	25,323	24,983
These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation and restructuring charges provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123R beginning October 1, 2005. For the three months ending December 31, 2006, non-cash equity-based compensation was $1.1 million, allocated as follows: $0.3 million to research and development, $0.3 million to sales and marketing and $0.5 million to general and administrative. For the three months ended September 30, 2006, non-cash equity-based compensation was $0.9 million, allocated as follows: $0.1 million to cost of goods sold, $0.2 million to research and development, $0.3 million to sales and marketing and $0.3 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123R are reflected in net income. Net income for the three months ending September 30, 2005 did not include equity-based compensation expense under SFAS 123.

(2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expense, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to formal restructuring plans approved by the Board of Directors in June, September, and November 2006. For the three months ending December 31, 2006, severance and benefits totaled $1.9 million and cost related to exiting and terminating facility lease totaled $0.4 million. In addition, the Company decreased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to a revised projection of the liability over the remaining term of the lease. For the three months ended September 30, 2006, severance and benefits totaled $2.1 million and cost related to exiting and terminating facility lease totaled $0.1 million. In addition, the Company increased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.5 million due to projected increased operating expenses over the remaining term of the lease. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance.

10-K COVER

Letter from the Chief Executive Officer

Dear Shareholders,

I am pleased to present our annual report for the financial year ended September 30, 2006. As most of you know, this was a difficult year for Phoenix Technologies with sharply declining revenues and substantial operating deficits. As a result of these difficulties, the Board of Directors took concrete steps which included the appointment of a new Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. Under this new leadership, we have developed a new basic corporate strategy and significantly restructured operations. We have re-focused the business on core systems software, discontinued unprofitable product lines and eliminated the use of fully paid-up licenses, a pricing strategy that contributed significantly to our revenue difficulties.

We have taken dramatic steps to control our future expenses and we are aggressively developing a new architecture to extend our core business. We have radically enhanced our sales and pricing practices to ensure both a steady revenue stream and greater visibility of that future revenue.

We plan to leverage our engineering and technology strengths and our unique industry position to deepen our market reach. We believe we have significant opportunities to further penetrate major OEM customers with innovative solutions that will help them accelerate time to market, differentiate products and increase margins.

We are firmly committed to the view that Phoenix will play a major role in supporting the world’s need for reliable and secure computing, and we believe this opportunity results from our entrenched position at the core of the world’s computing devices—in the layers between the chips and applications software. By combining our leading market share in core systems software, our partnerships with the world’s biggest hardware and software vendors and our top-notch engineering team, we feel we have what it takes to fulfill our vital mission.

We will succeed by making innovative top-quality products that meet real market needs and by selling and delivering them at reasonable margins in order to return value to you, our shareholders. We believe that we have a solid strategy in place, and we are committed to restoring the company to sound financial health in fiscal year 2007.

Woodson Hobbs

President & Chief Executive Officer

Phoenix Technologies Ltd.

COVER LETTER

Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
408.570.1000 main
408.570.1001 fax
www.phoenix.com

January 25, 2007
Phoenix Technologies Ltd. Annual Meeting- February 14, 2007
     I am pleased to present to you the Phoenix Technologies Ltd. Annual Report & Form 10-K for fiscal year 2006, and the Notice and Proxy Statement for the Annual Meeting of Stockholders, to be held on February 14, 2007 at Phoenix’s offices located at 915 Murphy Ranch Road, Milpitas, California.
     To inform you of the meeting and the issues that will be presented to our stockholders, I am providing this material for informational purposes only; no proxy form is enclosed. If you have voting authority, you can expect to receive a separate package of material, including the proxy form, from those banks or brokers holding positions on your behalf, or from ADP Investor Communication Services.
     If you do not receive your form of proxy from your custodial bank or other intermediary by Friday, February 2, 2007, please call Donna Corso at Morrow & Co., Inc., our proxy solicitor. The telephone number is 203-658-9400.

Sincerely,
/s/ Scott C. Taylor
Scott C. Taylor
Chief Administrative Officer, SVP and General Counsel

Enclosure

TRANSCRIPT
PHOENIX TECHNOLOGIES
Moderator: Erica Mannion
January 25, 2007
7:30 a.m. CT

Operator:	Good day, everyone, and thank you for joining us on Phoenix Technologies’ First Fiscal Quarter 2007 Financial Results conference call. I would like to remind you that this call is being recorded and simultaneously Webcast at www.phoenix.com.

At this time, I’d like to turn the call over to Erica Mannion of Sapphire Investor Relations for opening remarks and introductions. Erica, please go ahead.

Erica Mannion:	Thank you. Good morning. Thank you — and thank you for joining us to discuss Phoenix Technologies’ financial and operating results.

With me today are Woody Hobbs, President and Chief Executive Officer, and Richard Arnold, Executive Vice President, Strategy and Corporate Development and Chief Financial Officer.

Before I turn the call over to Rich, I would like to mention on the call today you may hear forward-looking statements about events and circumstances that have not yet occurred. Actual outcome and results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties. Please refer to the company’s recent SEC filings at the SEC web site at www.sec.gov or the Safe Harbor located in this press release for a detailed discussions of the relevant risks and uncertainties. The company undertakes no responsibility to update this information in the conference call under any circumstance.

The press release distributed today that announced the company’s results is available on our web site at www.phoenix.com in the investor relations section under financial press releases. The current report on form 8K furnished with respect to our press release is available on our web site in the investor relations section under SEC filings.

This conference call is also being recorded for replay and is being Webcast. The Webcast will be available on the company’s web site until February 26th, 2007.

Now, it is my pleasure to hand the call over to Rich Arnold, Phoenix Technologies’ Executive Vice President, Strategy and Corporate Development and Chief Financial Officer. Rich?

Richard Arnold:	Thank you, Erica. Good morning to everyone and thanks for joining us for the Phoenix Technologies’ first quarterly earnings call for fiscal year 2007. This is the first full quarter of operations under our new management team.

As indicated in our press release, net revenues during the three months ended December 31, 2006 were 9.7 million. This compares to net revenues of 8.3 million reported in the quarter ended September 30th of 2006, and 18.6 million for the quarter ended December 31st of 2005. The comparison periods both included revenue from fully paid up licenses, which were 1.3 million in the immediate prior quarter and 11.8 million in the year earlier period. In accordance for that previously announced decision in the first quarter of fiscal year 2007, we had no revenue from paid up licenses.

On a GAAP basis, the net loss in the first quarter of fiscal 2007 was 8.0 million, or 31 cents per share, compared with a net loss of 14.3 million, or 57 cents a share, for the fourth quarter of fiscal ’06, and a net loss of 7.9 million, or 32 cents a share, for the first quarter of that year.

On a non-GAAP basis, in the first fiscal quarter of 2007 Phoenix reported a net loss of 4.7 million, or 18 cents a share, a $6 million dollar, or 24 cents a share, improvement when compared to the non-GAAP net loss of 10.7 million, 42 cents a share, for the fourth quarter of fiscal year ’06.

In the first quarter of the previous year, the non-GAAP net loss was 6.5 million, or 26 cents a share, so the current quarter result is an improvement of 1.8 million, or eight cents a share, despite revenue having been reduced by 48 percent.

Total non-GAAP adjustments in the first quarter of fiscal year 2007 were 3.3 million and include non-cash stock compensation expense as required according to Statement of Financial Accounting Standards 123R, as well as a restructuring charge of 2.2 million covering severance and related costs and additional expense associated with a facility closure in Europe. These non- GAAP adjustments are more fully described in the reconciliation between net loss on a GAAP basis and non-GAAP net loss provided in the financial statements which accompanied the press release.

Regarding net revenue performance in Q1, as I said, this quarter marks the first full quarter of operations since Woody and I arrived along with Dr. Gaurav Banga, our new CTO. Our performance this quarter, therefore, reflects the beginning stages of execution of our new product and pricing strategies, and also the effects of key operating decisions that were taken in late fiscal year 2006.

As we’ve announced previously, we’ve ceased marketing and sales of enterprise application products and have discontinued the use of fully paid up licenses. Net license revenue for the first quarter of fiscal year 2007, including zero paid up license revenue, were 7.9 million. This represented a 13 percent improvement over license revenue for the previous quarter ended September 2006 when net license revenue was 7 million, though it was a significant reduction from the license revenue in the year earlier period of 18.1 million. Our cessation of the use of fully paid up licenses has helped us to stabilize the prices we’re able to achieve for our products and services. We’ve now increased our use of volume pricing agreements with our larger customers, which we believe helps us to achieve a higher level of predictability of future license and service revenues. We’re, therefore, returning today to the practice of providing guidance as to our revenue expectations, which Woody will discuss later in the call.

During the first quarter of fiscal 2007, we entered into several of these large volume purchase agreements, or VPAs. These agreements are generally non-cancelable set prices with the specific customer for a year in advance and have payment terms spread over a nine to 12 month period. Under our accounting policies, only those payments that are due within 90 days are considered fixed and determinable, and therefore invoiced and recorded on our books as either current or deferred revenue. VPA fees that are payable beyond 90 days are not considered fixed and determinable and are therefore neither invoiced nor immediately recorded on the company’s financial statements.

As a result of sales achieved during the first quarter of fiscal 2007, the amount of such volume purchase agreements which has not been recorded by the company was approximately 16.7 million. The company expects to invoice and recognize revenue on these agreements in the full amount of that 16.7 million over the next nine months.

In the future, we expect to regularly report to the market on the outstanding unbooked amount of such volume purchase agreements. We anticipate that these transactions are likely to be somewhat cyclical with a bias towards calendar year-end sales, and hence towards higher unbooked for amounts at the end of our first fiscal quarter than at the end of subsequent quarters in the financial year. Due to the previous use of fully paid up licenses, we’re unable to provide comparisons to periods prior to the current quarter.

We also ended the current quarter with deferred revenues of 5.2 million, a reduction of 2.4 million from the balance of September 30. With our increase in the use of volume purchase agreements, we do not expect to see growth in our deferred revenue balances in future periods. Together with the VPA agreement backlog discussed earlier, we now have executed sales agreements which reflect in total 21.9 million of anticipated future revenue. Our service revenue for the first quarter of fiscal year 2006 was 1.8 million, which represents 34 percent growth over the immediate previous quarter and almost 250 percent growth over the same period a year ago. These increases reflect the initial effects of our revised sales and pricing policies as well as strong performance by our customer support teams.

In respect of gross margin and operating expenses, our gross margin percentage increased from 63 percent in Q4 of fiscal year ’06 to 74 percent in Q1 of fiscal ’07. The improvement in the overall gross margin percentage resulted from four factors, higher overall revenues, lower service costs due to our expense reduction efforts, lower royalties due to our withdrawal from the marketing of enterprise application products, and lower costs from amortization of purchase technology due to the Q3 write-off of these assets. We’re particularly encouraged by the improvement we’ve achieved in margin on services, which while still negative in the amount of 0.2 million, is substantially improved from the 0.8 million of negative services margin in the previous quarter, and 1.9 million of negative services margin in the same quarter a year ago.

Total operating expenses decreased by 5.7 million, or 27 percent, from 20.8 million in Q4 of fiscal ’06 to 15.1 million in Q1. R&D, sales and marketing, and G&A expenses all decreased by 11 percent, 42 percent and 23 percent, respectively. These reductions reflect our ongoing expense management, and they demonstrate the degree to which we’ve focused our cuts in marketing and overhead areas.

Included within the first quarter ’07 operating expenses, are restructuring charges of approximately 2.2 million, which compares to 2.7 million in restructuring charges that had been taken in the fourth quarter of fiscal year ’06. The Q1 restructuring charge included estimated severance and related costs of approximately 1.9 million in respect of staff reductions of 58 employees. Headcount at the end of December was 354, down significantly from recent peak staffing levels of 521. We also had several employees leave the company as of the 31st of December, 2006, so our head count on January 1 of ’07 was 334, consistent with the target we’d announced in November. With the restructurings in the fourth quarter of ’06 and the quarter just ended, as well as other reductions in costs and operating expenses, we now believe that our total expenses for the second fiscal quarter, including cost of goods sold, should fall slightly below our previously announced target of 15 million.

Turning now to the balance sheet and cash flow statement, our balance sheet remains strong with cash and short term investment balances of 50.6 million December 31st. This reflects a decline of 9.7 million from the balance at September 30th of 60.3 million, principally as a result of negative cash flow from operations. We expect to continue to operate at negative cash flow in the second quarter of fiscal year ’07, principally as a result of continuing operating deficits and the accrued but unpaid portions of severance payments and other restructuring costs associated with the Q4 and Q1 expense reduction programs. However, we anticipate this negative cash flow will be substantially reduced from that experienced in the last two quarters. We also continue to expect some recovery during the second half of fiscal year ’07 as certain paid up licenses expire, so we continue to expect a total deficit operating cash flow for the full financial year of approximately 15 million.

That completes my comments on the financial results. I’d now like to hand over to Woody, our CEO.

Woody Hobbs:	Thank you, Rich. As you can tell from Rich’s comments, we have had a great beginning to our first fiscal year here at Phoenix. The results we have just announced are exactly in line with our plan for the company and reflect very important accomplishments made in a short time frame by the new management team.

As most of you know, when I arrived in Phoenix in September of 2006, the company was in the process of completing a quarter, in which it lost 14 million, on revenues of eight million, and a half a year in which it lost 33 million on revenues of 19 million. Radical action was required to restore the company to a healthy operating condition. And I am very happy to report to you now, that the new management team and I have taken the required actions, substantially reduced operating cost, and have successfully set the company on the course that we outlined in our report to you, three months ago, shortly after we arrived here.

The results we have just announced are inline with and even slightly better than our original plan for the first quarter. And we are expecting the remainder of the year to further justify the confidence we expressed during last quarter’s call. Our staff reductions have been conducted smoothly and efficiently, without any noticeable disruptions to our core business, and we met our announced target of having only 334 employees on January one. As Rich mentioned, we have achieved our stated intention of reducing our planned spending, including both cost of sales, and operating expenses, to below 15 million for the quarter which has just begun.

But Phoenix is not going to be restored to health simply through expense reductions. To build a healthy and growing business we also need to be succeeding on the revenue front. And I’m extremely pleased to report that we have made substantial progress in this regard also in the first fiscal quarter. We needed to establish disciplined transaction approval and pricing policies and stick to them in the face of some inevitable resistance. We have done that. A significant number of our major customers have entered into new license agreements with us this quarter, and all of those agreements were approved under our new processes and reflect our newly established rigorous pricing policies.

We needed to be aggressive about beginning to be fairly paid for the extensive services we provide to our customers, in order to begin returning our services business to positive gross margins. We have done that. For the first time in years, the company has substantially reduced its negative margin on services, and we are confident that we will continue this trend in order to meet our longer term targets of delivering services profitability. We needed to begin the process of remonetizing customers, to whom the previous management had sold fully paid up licenses. We have done that. The first such customer entered into a new revenue generating agreement with us, this quarter. And although we do not expect much further improvement on this front in the current quarter, we are now more than — more confident than ever of our prospects for significant revenue growth in the second half of this fiscal year.

We needed to begin winning business from at least one of the major OEMs that had previously relied solely upon their in-house BIOS teams. We have done that. We recently signed a new major sales agreement with our long term customer, Quanta, covering the use of our core system software, which for systems, as I speak, are all ready being shipped by one of the largest PC manufacturers in the world. We are particularly proud that through this initiative, we have enabled this manufacturer to rapidly adopt dual sourcing for processor technology and further enhance and differentiate their service offerings.

We needed to update our product roadmap and reinvigorate our strategic partnerships across the industry to ensure a healthy and sustainable competitive position, and to reestablish Phoenix as the global leader in core system software design and development. We have done that. I am extremely pleased to report that our new product vision and overall technical architecture, which we have begun to share with the industry, has received very favorable reactions, not only from our prospective partners, but from very important customers as well.

On other fronts, we have also begun to the reap the benefits of certain administrative improvements, we have introduced within Phoenix with the successful completion of our annual audit and the filing of a 10-K which reflects considerable enhancement in the overall quality of the company’s internal controls. As you know, our Board of Directors has been undertaking a review of the company’s strategic alternatives with the help of external advisors. This process has been detailed and extensive and has included reaching out to potential strategic and financial investors who might have interest in purchasing Phoenix.

During this process, one of our largest investors, Ramius Capital and some of its associates were provided an opportunity, as were certain other parties to conduct due diligence investigations, in order to refine their offer to purchase the company. In the case of the Ramius group, these investigations included numerous meetings and discussions with the company, it’s advisors and management, thorough review of the company’s internal, strategic and financial plans, and the examination of over 400 documents, which we provided to them under the terms of confidentiality agreements.

Following these investigations, Ramius saw sufficient value in the company’s future, to launch an increased bid to acquire the company at a price of $5.25 per share. After considering all relevant factors and taking input from the retained advisors, the Board of Directors of Phoenix, having completed its review of the strategic alternatives, rejected all offers to acquire the company, including the Ramius Capital group’s proposal. In doing so, our board stated its belief in the company’s potential to yield significantly more values to stockholders, than the Ramius proposed offer. Ramius has now nominated two candidates for election to the company’s Board of Directors, seeking to replace our current chairman and an independent director, currently nominated by the board for reelection.

The company will, today, be mailing proxy materials in connection with that election, which is scheduled for February 14. And we encourage you to review those materials and vote any eligible shares that you may hold. My team and I are eager to see an end to this expensive and disruptive process and to move on with our management efforts. We are confident that we will continue to execute on our plan successfully. And we believe that you, our stockholders, are poised to recognize the benefits of this plan. We hope you will give us the opportunity to continue working with the current board and its advisors to ensure favorable results for all shareholders, not just a single investor group.

Last quarter, I mentioned our lack of confidence in the company’s historic methods of revenue forecasting and our willingness to provide revenue guidance, until we had made some significant progress towards overcoming this weakness. We have done this. We are now comfortable stating that we expect greater than a 10 percent quarter-on-quarter revenue growth for our second fiscal quarter. For the full year, we expect substantial continued growth in the second half, and total annual revenue in excess of 50 million. We have previously stated that our expectation, that we would achieve a break even run rate by the end of this fiscal year. We now expect that we will achieve this target, somewhat earlier, and that we, therefore, hope to report better than breakeven results for the fourth fiscal quarter.

So in summary, we have made very good progress over the last quarter. We feel we are completely on track with our turnaround plan for Phoenix and we are more confident than ever about all of the beliefs regarding the company’s potential that we expressed on the last quarterly conference call.

With that, I would like to open it up to questions-and-answers. Operator.

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please be sure your mute function has been turned off to allow your signal to reach our equipment. Once again, that is star one to pose a question.

We’ll go to Eric Martinuzzi of Craig-Hallum

Eric Martinuzzi:	Good morning. My question first has to do with the guidance; it looks like you’re talking about 10.7 million, approximately, for Q2. Using the first half of the year, then, as 20 million starting point and your other comment about 50 million, that implies about 30 million in the back half of the year. How does that lay out? Is that — is your expectations that that’s kind of a linear progression, going from the 10.7, out to, you know, on average 15 million a quarter, but certainly ramping.

Richard Arnold:	Yes, good question, Eric. You’ve got the numbers about right. This is Rich. The 30 in the back half is not quite linear. There’s a bit of a step function as the result of the termination of initial FPULS. So we get some of the benefit earlier. So I don’t want to go too far down into detail, but your numbers for the two halves are correct.

Eric Martinuzzi:	OK. Secondly, the — you’ve driven the services sales and obviously, you know, everybody would love to see them as a profitable part of your business. A two part question here, what are you doing to drive services/sales? And then, what are you doing to improve those margins?

Woody Hobbs:	Well the — I think it’s just a matter of improving service quality. There’s plenty of demand out there, and we have to improve our productivity and we just — we don’t really have to worry more — a bunch about sales at all. If we just get our productivity up and our pricing up to match the productivity and eliminate the non-billable time that comes from the lack of productivity we’ll get there. It’s just process and hard work. There’s no genius involved.

Eric Martinuzzi:	But there’s not a — there hasn’t been a new services being offered? It’s monetizing previously provided services?

Woody Hobbs:	That’s correct. That’s right. I’m not offering new services at this time. We’re just trying to perfect what we previously offered and get paid for it. And to some extent, unbundled, you know, this started before we got here, but sort of unbundle the pricing for services, and licenses so that they’re separate and apart.

Eric Martinuzzi:	OK. And then, lastly, on the Microsoft launch of Vista, what impact have you seen from the enterprise launch and what do you expect from the consumer launch?

Woody Hobbs:	Well I think there’s been a little impact. Certainly, it’s hard to imagine new computers being shipped, you know, with XP in them. I just don’t think that’s going to be the case much longer. And the bulk of the uptake in the market has been expected on the consumer side, not the enterprise side. Enterprises are just not going to convert that easily. They’re both leery of the new releases, and they usually wait until the first service pack. And so, unless they have an immediate requirement for it, they’re not going to convert. So I think the consumer part will actually be better. There may be some backlog at the major OEMs winning for the consumer launch, but as you know, the consumer launch is next week, so we’ll get going on that pretty quickly.

Eric Martinuzzi:	Thank you.

Operator:	We’ll go next to John Lynch of Needham.

John Lynch:	Hi, guys. I was curious with regards to the cuts in sales and marketing, if you could give us a flavor of how much of that pertains to taking resources away from the defunct applications business, versus the core business.

Woody Hobbs:	In one way or another, I think it all relates to that. You know, we have a relatively small number of customers, that are easily managed with a relatively small sales staff, albeit high powered sales staff. And so the distributor network, on the other hand, was an expensive thing to support. So really, in one way or another, our sales reductions can be, almost all attributed to just reductions due to eliminating the distributor network.

Now, we do have a distributor network for our smaller core system sales, but I’m talking about for the enterprise applications.

John Lynch:	Sure.

Richard Arnold:	And then, on the marketing side, much of the marketing spend was also enterprise applications directed, although, you know, things like marketing research budgets and things like that, also got cut.

John Lynch:	Great. And then just my last question, if you could address your market share, and where you’re at now, and kind of where you think that’s going by any chance, with regards to the core business?

Woody Hobbs:	Well I think the — it’s sort of working in our favor, because what’s happening is a greater percentage of the PC’s being shipped are mobile, and that’s always been where we’ve commanded a larger market share. And so I think our market share is increasing, at the moment, where it’s not because we’ve introduced new hot products, although we’ve got them in the works, it’s more because we’re beneficiaries of the shift from desktop to mobile.

John Lynch:	OK. Great. Thanks, guys, very much.

Operator:	And once again, that is star one if you would like to pose a question. We’ll go to Joan Tong of Sidoti and Company.

Joan Tong:	Good morning. Very good job at getting the expense down and a nice comeback again, on the top line. I just have a couple of questions here. You know, first off, Rich for the VPA booking numbers 16.7 million that I think you mentioned about, how much, you know, is being recognized for this quarter?

Richard Arnold:	So the — let me just make sure that we’ve got all of the numbers correct here.

Joan Tong:	OK.

Richard Arnold:	You have three components that a given sales contract can generate. If we invoice it, it is either going to generate revenue in the current quarter meaning the first fiscal quarter. Or it’s going to go under the balance sheet as deferred revenue.

Joan Tong:	OK.

Richard Arnold:	If we don’t invoice it, it’s going to go into this unaccounted fall backlog. So the numbers are the revenue we’ve reported, plus the 5.2 million of deferred revenue remaining, that’s all ready been invoiced but hasn’t yet been taken to income. And the 16-point-something million that leaves us with 21 million of contracts in hand, that haven’t yet flowed through the revenue statement.

So in the revenue statement in any given quarter, you will have some revenue that comes from sales activity in that quarter, some revenue that is pulled out of the old deferred revenue balance, and some revenue that’s pulled out of the old unbooked balance. So our total sales activity for the quarter, is not a number that we’ve given in part because we haven’t given the detail of what came into this quarter out of prior backlogs.

Joan Tong:	OK. All right, that answers my question, thank you. And also, maybe one question for like, you know, Woody. You know, I’m just wondering, like for all of the VPAs that you signed this quarter, are there any low end (first) BIOS products, or they’re mostly just the core product?

Woody Hobbs:	No. We have a substantial amount of award BIOS’ still being sold. So we have not discontinued that product. We don’t intend to discontinue it, and we’re getting good sales from it.

Joan Tong:	OK. And then, also it seems like to me, this is more like a recovery story. However, I just wonder, like if you can maybe talk about your growth prospects going forward? And, you know, just wondering if there’s any growth prospect in the business, given that you have a very strong countering effect or maybe I should say headwind, a pricing drop, PC pricing drop, maybe or your average deal size or your price has been coming down, which I think that’s the case. I just wonder like how are you going to grow like under this kind of environment going forward.

Woody Hobbs:	Right. Well I think that we’re going to grow by increasing function, increasing our capabilities. We’ve got a new architecture that extends our stack substantially. It increases the value. It’s very difficult to keep today’s PC running in the complex environment, especially in the home and office networks. And we’ve got features coming up that match some of the new complex chip sets coming up from our competitors — I mean from our partners, that will increase our ASPs significantly, and I’m talking about potentially 100 percent. So that’s the type of growth we want.

We think we can, with this new architecture, not only increase our ASP substantially but also we can increase our market share at the same time.

Joan Tong:	OK. And then, finally, Rich for that $15 million of operating expenses, is this a GAAP number that including option expense?

Richard Arnold:	Yes. Just for clarity, it’s the 15 million is the sum of cost of goods, and OPEX. And yes, it includes all of the non, all of the things that are normally pulled out of non GAAP. So it does include the 123R, equity compensation expense and it also includes any continuing payments on the restructuring costs that haven’t all ready been accrued.

Joan Tong:	OK. All right. Thank you so much.

Richard Arnold:	Thank you.

Operator:	And that does conclude today’s question-and-answer session we thank you for your participation. You may now disconnect.
END
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In connection with its 2007 annual meeting of stockholders, Phoenix Technologies Ltd. filed a notice of annual meeting and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on January 25, 2007. The notice of annual meeting and the definitive proxy statement will be mailed to stockholders on or about January 25, 2007. Investors and stockholders can obtain free copies of the definitive proxy statement, the notice of annual meeting, and other documents when they become available, by contacting investor relations at investor_relations@phoenix.com, or by mail to Phoenix Corporation Investor Relations, c/o Sapphire Investor Relations LLC, 150 Broadway, Suite 808, New York, NY 10038, or by telephone at 1-212-766-1800. In addition, documents filed with the SEC by Phoenix Technologies Ltd. are available free of charge at the SEC’s website at www.sec.gov.